EXHIBIT 99.1

[GRAPHIC OMITTED]


FOR IMMEDIATE RELEASE
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                ELECTRONIC CLEARING HOUSE (ECHO) DIRECTOR RESIGNS
   Carl W. Schafer Steps Down from Board in Order to Pursue Personal Interests

Agoura Hills Calif., April 12, 2002 - Electronic Clearing House, Inc. (NASDAQ:ECHO), a leading provider of electronic payment services, today announced the resignation of Carl W. Schafer from the Board of Directors.

Mr. Schafer, a Director since July 1986, served as Chairman of the Audit Committee, Member of the Executive Compensation Committee and Member of the Nominating Committee. A resident of Princeton, New Jersey, Mr. Schafer simultaneously resigned as a director from two publicly traded firms, ECHO being one, in his desire to restrict his involvement on West Coast boards and thereby reduce his travel commitments and increase the time he could dedicate to family.

"I have derived great satisfaction serving on the Board of Electronic Clearing House. ECHO has a great management team and a great future and I am pleased to have been a part of the team over the years", said Mr. Schafer.

"During his 16 years as a Director, Carl has been a tremendous asset to ECHO", said Joel M. Barry, Chairman and CEO of Electronic Clearing House, Inc. "We acknowledge that much of ECHO's success today is directly attributable to Carl's loyal service over the years. While we respect his desire to make this change, we will greatly miss him."

AboutECHO:
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Electronic Clearing House, Inc. provides a complete solution to the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment, check collection, and inventory tracking. Customers include over 60,000 retail merchants and U-Haul dealers across the nation.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Any statements set forth above that are not historical facts re forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as fluctuations in demand for the Company's products and services, the introduction of new products and services, the Company's ability to maintain customer and strategic business relationships, technological advancements, impact of competitive products and services and pricing, growth in targeted markets, the adequacy of the Company's liquidity and financial strength to support its growth, and other information detailed from time to time in the Company's filings with the United States Securities and Exchange Commission.

Media Contact:
--------------
Donna Rehman, Corporate Secretary        Crocker Coulson, Partner
818-706-8999, ext. 3033                  Coffin Communications Group
Electronic Clearing House, Inc.          818-789-0100
Agoura Hills, Calif.                     E-MAIL: crocker.coulson@coffincg.com
                                                 -----------------------------
URL:http://www.echo-inc.com
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E-MAIL: corp@ECHO-inc.com
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